Exhibit 12.1

                            CALENERGY COMPANY, INC.

                       Ratio of Earnings to Fixed Charges

                      (Dollars in Thousands, Except Ratio)


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


                                                 Three Months
                                                ended March 31,                            Year ended December 31,
                                              ------------------       ---------------------------------------------------------
                                              1996          1995        1995          1994         1993        1992         1991
                                              ----          ----        ----          ----         ----        ----         ----

Pre-tax income from
   continuing operations ................   $  20,958    $  18,158    $  97,051    $  55,836    $  61,258    $  50,732    $ 34,866
Loss on equity investment in
   unconsolidated subsidiary ............         962         --            362         --           --           --           --

Capitalized interest, net
   of amortization ......................     (11,550)      (4,281)     (31,160)      (9,196)      (6,174)      (5,202)     (4,979)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

                                               10,370       13,877       66,253       46,640       55,084       45,530      29,887
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------

Fixed Charges:
   Interest expense and
     amortization of deferred
     finance charges on all
     indebtedness .......................      34,779       29,562      134,637       62,837       30,205       20,459      29,814
   Interest portion of lease
     rentals ............................          15           15           60          109          247          253         217
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------
     Total fixed charges ................      34,794       29,577      134,697       62,946       30,452       20,712      30,031
                                            ---------    ---------    ---------    ---------    ---------    ---------   ---------

Earnings before income taxes,
   and fixed charges ....................   $  45,164    $  43,454    $ 200,950    $ 109,586    $  85,536    $  66,242    $  59,918
                                            =========    =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed
   charges ..............................       1.298        1.469        1.492        1.741        2.809        3.198        1.995
                                            =========    =========    =========    =========    =========    =========    =========


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